SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 8, 2004
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     Press Release, issued January 8, 2004.

     On January 8, 2004, StockerYale issued the press release attached hereto as Exhibit 99.1 concerning the appointment of Ricardo Diaz as Chief Operating Officer.  The press release is incorporated herein by this reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	January 8, 2004	By:	/s/ Francis J. O'Brien Francis J. O'Brien Chief Financial Officer and Secretary

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EXHIBIT 99.1

Investor Contacts:	Fredrick R. Pilon StockerYale, Inc. (603) 870-8229 email: fpilon@stockeryale.com

Press Contacts:	James Gargas StockerYale, Inc. (603) 870-8217 email: jgargas@stockeryale.com

StockerYale Appoints Ricardo Diaz as Chief Operating Officer

SALEM, N.H.--(BUSINESS WIRE)--Jan. 8, 2004--StockerYale, Inc., (NASDAQ: STKR - News), an independent provider of advanced illumination and optical products, today announced the appointment of Ricardo Diaz as Chief Operating Officer.

Mr. Diaz will be responsible for all of the company's operational functions and will be based out of StockerYale's Montreal facility. He will directly oversee the company's operations in Montreal, Salem, NH and Cork, Ireland.

Mr. Diaz, a noted turn-around manager, was General Manager at Harris Microwave Division where he was instrumental in positioning Harris in the world market beginning in 1990. He had significant success in making Harris' operations profitable by expanding product lines, improving manufacturing processes, and organizing customer management and vendor programs. International sales increased by expanding the Canadian Montreal operation and adding two new companies in China and Brazil. As a result, the division grew twice as fast as the market and Harris emerged as a worldwide leader in wireless communications.

In the year 2000, Mr. Diaz founded BroadTel Communications, a broadband wireless product company based in Cupertino, California, with R&D laboratories in Montreal, Canada. He was President and CEO of the company until October 2002 when it was sold to a larger competitor.

Mr. Diaz has three formal degrees including an Electrical Engineering Degree from the Catholic University of Cordoba, a Master's of Science in Electrical Engineering, and a Master of Management from the University of Pittsburgh.

"StockerYale enjoys leadership positions in the laser, illumination, and LED markets, along with great potential in the specialty optical fiber market. My task will be to raise StockerYale's operational performance to a higher level," noted Mr. Diaz.

"As a result of previous investments and acquisitions, StockerYale has a solid base upon which to build. Combined with the company's outstanding engineering and research and development teams, I feel that my operational expertise can facilitate the transformation to a profitable operation with a focus on new product introductions to drive revenue growth significantly," Diaz concluded.

"The Board of Directors is very pleased to welcome Mr. Diaz as StockerYale's new COO. Clearly his success at Harris Microwave demonstrates his leadership ability and operational management skills. The Board is confident that Mr. Diaz will improve StockerYale's performance, and we look forward to his contributions as he becomes an integral part of the company's management team," said Mark Blodgett, Chief Executive Officer.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, contact StockerYale, Inc., 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011; Fax 603-893-5604; Email: info@stockeryale.com.

Notice to Investors:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: uncertainty that StockerYale's new photonics-based products launched in 2002 will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. You should also refer to the discussion under "Certain Factors Affecting Operating Results" in StockerYale's form 10K for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

This press release also contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company's future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements.

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